Exhibit 99.1

Press release 12.20.2018

BBVA Group names Rodriguez Soler U.S. Country Manager

BBVA names Javier Rodriguez Soler as BBVA Compass CEO and Country Manager for the U.S.

•	New U.S. leadership: Javier Rodriguez Soler to become CEO for BBVA Compass and country manager for the Group’s U.S. operations

HOUSTON - The BBVA Group today named Javier Rodriguez Soler as CEO for BBVA Compass and country manager for the Group’s U.S. operations, following the appointment of Onur Genç as BBVA Group CEO. The appointment will provide continuity to the execution of the bank’s current strategy and continue the strong momentum the bank has built in the U.S.

“Javier is the best fit for advancing the work of the bank in the U.S.,” said BBVA’s current U.S. Country Manager and future BBVA Group CEO Onur Genç. “His broad range of experience, both in the U.S. and globally, will ensure that BBVA in the U.S. will continue on the path of profitable growth that is underpinned by its digital transformation efforts.”

Rodriguez Soler is currently BBVA Group’s global head of Strategy and M&A, where his corporate development functions include setting the strategy at both the Group and country level, where he has had extensive exposure to the U.S. His area of responsibility also includes the Real Estate and Equity Holdings units. Rodriguez Soler joined the bank in 2008 as a managing director for Corporate & Investment Banking.

Prior to BBVA, Rodriguez Soler was director of Investor Relations and director of Strategy and M&A with Spanish utility Endesa, where he worked for five years. He was also an engagement manager with McKinsey, a global management consulting firm.

The Madrid-born Rodriguez Soler holds a Master of Business Administration from Columbia

Business School in New York and studied Business Administration and Management at CUNEF in Madrid. In the academic field, he also served as professor at CEU-Universidad Complutense de Madrid. He is married and the father of two children.

“I couldn’t be more excited to be part of the U.S. team and work with them to advance the bank’s strategic objectives in the country,” Rodriguez Soler said. “I am looking forward to building on the work Onur has done over the past two years in order to continue the strong momentum now and into the future.”

The appointment is likely to become effective at the start of the year, once the relevant authorizations have been obtained.

12.20.2018

Contact Details:

Christina Anderson

External Communications

Tel. 205 903 3706 christina.anderson@bbva.com

To learn more about BBVA Compass, visit: www.bbvacompass.com

For more news visit: www.bbva.com and newsroom.bbvacompass.com

12.20.2018

About BBVA Group

BBVA (NYSE: BBVA) is a customer-centric global financial services group founded in 1857. The Group has a strong leadership position in the Spanish market, is the largest financial institution in Mexico, it has leading franchises in South America and the Sunbelt Region of the United States; and it is also the leading shareholder in Garanti, Turkey's biggest bank for market capitalization. Its diversified business is focused on high-growth markets and it relies on technology as a key sustainable competitive advantage. Corporate responsibility is at the core of its business model. BBVA fosters financial education and inclusion, and supports scientific research and culture. It operates with the highest integrity, a long-term vision and applies the best practices. More information about BBVA Group can be found at bbva.com.

About BBVA Compass

BBVA Compass is a Sunbelt -based financial institution that operates 645 branches, including 332 in Texas, 89 in Alabama, 63 in Arizona, 61 in California, 45 in Florida, 37 in Colorado and 18 in New Mexico. BBVA Compass ranks among the top 25 largest U.S. commercial banks based on deposit market share and ranks among the largest banks in Alabama (2nd), Texas (4th) and Arizona (6th). BBVA Compass has been recognized as one of the leading small business lenders by the Small Business Administration (SBA) and ranked 6th nationally in the total number of SBA loans originated in fiscal year 2017. Additional information about BBVA Compass can be found under the Investor Relations tab at bbvacompass.com. For more BBVA Compass news, follow @BBVACompassNews on Twitter, visit newsroom.bbvacompass.com, or visit bbva.com.